Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2019 RESULTS

Net Income of $0.13 Per Diluted Share

Normalized FFO of $0.30 Per Diluted Share

Updated 2019 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, October 31, 2019 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended September 30, 2019 and provided an update on current events.

Highlights include:

•
Net income attributable to common stockholders and OP Unit holders of $9.9 million, or $0.13 per diluted share, compared to $5.7 million, or $0.09 per diluted share, for the three months ended September 30, 2018.

•
Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $21.7 million, or $0.29 per diluted share, compared to $15.9 million, or $0.24 per diluted share, for the three months ended September 30, 2018. See "Non-GAAP Financial Measures."

•
Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $22.4 million, or $0.30 per diluted share, compared to $15.7 million, or $0.24 per diluted share, for the three months ended September 30, 2018.

•	Updated 2019 full-year Normalized FFO guidance to $1.16 to $1.18 per diluted share from $1.15 to $1.19 per diluted share.

•	Core operating property portfolio occupancy at 96.5% as of September 30, 2019 compared to 95.6% as of June 30, 2019.

•
Same Store Net Operating Income (“NOI”) increased for the 6th consecutive quarter with over 6% growth on both a GAAP and cash basis compared to the quarter ended September 30, 2018. Same Store NOI increased across all segments on both a GAAP and cash basis led by the office and multifamily segments where cash NOI was up 16.0% and 7.5%, respectively.

•
Positive releasing spreads on office lease renewals during the third quarter of 4.1% on both a GAAP and cash basis. Positive releasing spreads on retail lease renewals during the third quarter of 6.3% on a GAAP basis and 3.9% on a cash basis.

•	Announced that the Board of Directors appointed Dorothy S. McAuliffe as an independent director.

•
Announced Southern Post, a new $95 million mixed-use development in historic downtown Roswell, Georgia. The Company will be the majority partner in a joint venture to develop the project and anticipates commencing construction in the spring of 2020.

•	Completed the sale of Lightfoot Marketplace for gross proceeds of $30.3 million, representing a 5.8% cap rate on in-place net operating income.

•	Received payment in full of the $20.0 million balance outstanding under the North Decatur Square note receivable.

•	Subsequent to quarter end, announced that Apex Entertainment agreed to a long-term lease for all 84,000 square feet currently occupied by Dick's Sporting Goods in the Town Center of Virginia Beach.

•	Subsequent to quarter end, extended the maturity of our credit facility to 2024 for the senior unsecured revolving component and 2025 for the senior unsecured term loan component.

•
Raised $34.6 million of gross proceeds through our at-the-market equity offering program at an average price of $17.72 per share during the quarter ended September 30, 2019. Raised $82.7 million of gross proceeds at an average price of $16.48 per share year-to-date through October 31, 2019.

"We are pleased to report another quarter of strong financial results," said Louis Haddad, President & CEO. "Our portfolio continues to perform at a high level with increases in occupancy, Same Store NOI, and releasing spreads. High occupancy and steadily increasing income have long been hallmarks of our portfolio, as demonstrated by this, our sixth consecutive quarter of positive Same Store results. And given the strength and quality of our portfolio, we expect these trends to continue over the long term."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the third quarter increased to $9.9 million compared to $5.7 million for the third quarter of 2018. The period-over-period change was primarily due to increased operating income from the property portfolio as a result of property acquisitions and the completion of development projects. Interest income also increased period over period. This was partially offset by increases in interest expense and changes in the fair value of interest rate derivatives.

Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $22.4 million compared to $15.7 million for the third quarter of 2018. FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $21.7 million compared to $15.9 million for the third quarter of 2018. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, completion of development projects, and higher interest income. These increases in Normalized FFO and FFO were partially offset by increased interest expense.

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily core operating property portfolios were 96.6%, 96.8% and 95.8% occupied, respectively.

Total construction contract backlog was $173.1 million at the end of the third quarter.

Balance Sheet and Financing Activity

As of September 30, 2019, the Company had $951.9 million of total debt outstanding, including $110.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 47.9% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of September 30, 2019. After considering LIBOR interest rate caps with strike prices at or below 275 basis points as of September 30, 2019, 84.7% of the Company’s debt was either fixed or hedged.

The Company has no debt maturing during the remainder of 2019.

Outlook

The Company is updating its 2019 full-year Normalized FFO guidance range to $1.16 to $1.18 per diluted share from $1.15 to $1.19 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2019 earnings guidance during today's webcast and conference call.

Full-year 2019 Guidance [1]	Expected Ranges
Total NOI	$102.8M	$103.2M
Construction Segment Gross Profit	$4.5M	$5.1M
G&A Expenses	$12.3M	$12.6M
Mezzanine Interest Income (Net of Interest Expense) [2] [3]	$16.3M	$17.6M
Interest Expense (Net of Mezzanine Interest Expense) [3]	$25.1M	$25.6M
Normalized FFO per diluted share [4]	$1.16	$1.18

[1] Includes the following assumptions:

•	Interest expense is calculated based on Forward LIBOR Curve, which forecasts LIBOR ending the year at 1.74%.

•	Assuming favorable market conditions, raising an additional $20 million though the ATM program during the fourth quarter for a full year total of $95 million.

•	Full year weighted average share count of 72.6 million.

[2] Includes $4.5 million of Annapolis Junction loan modification fee.

[3] Net of $5.5 million of interest expense associated with funding the Company's mezzanine program.

[4] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, October 31, 2019 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Saturday, November 30, 2019 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13694435.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,442,809	$1,037,917
Held for development	1,246	2,994
Construction in progress	129,830	135,675
	1,573,885	1,176,586
Accumulated depreciation	(214,146)	(188,775)
Net real estate investments	1,359,739	987,811
Real estate investments held for sale	—	929
Cash and cash equivalents	44,195	21,254
Restricted cash	3,411	2,797
Accounts receivable, net	22,850	19,016
Notes receivable	148,744	138,683
Construction receivables, including retentions	19,605	16,154
Construction contract costs and estimated earnings in excess of billings	624	1,358
Equity method investments	—	22,203
Operating lease right-of-use assets	33,179	—
Finance lease right-of-use assets	24,277	—
Other assets	104,435	55,177
Total Assets	$1,761,059	$1,265,382
LIABILITIES AND EQUITY
Indebtedness, net	$943,371	$694,239
Accounts payable and accrued liabilities	18,339	15,217
Construction payables, including retentions	36,516	50,796
Billings in excess of construction contract costs and estimated earnings	3,333	3,037
Operating lease liabilities	41,387	—
Finance lease liabilities	17,891	—
Other liabilities	63,637	46,203
Total Liabilities	1,124,474	809,492
Total Equity	636,585	455,890
Total Liabilities and Equity	$1,761,059	$1,265,382

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)
Revenues
Rental revenues	$42,220	$28,930	$109,507	$86,227
General contracting and real estate services revenues	27,638	19,950	66,118	63,654
Total revenues	69,858	48,880	175,625	149,881
Expenses
Rental expenses	9,924	7,103	24,615	20,049
Real estate taxes	4,180	2,840	10,759	8,388
General contracting and real estate services expenses	26,446	18,973	62,855	61,474
Depreciation and amortization	15,452	10,196	38,834	28,653
Amortization of right-of-use assets - finance leases	107	—	168	—
General and administrative expenses	2,977	2,367	9,329	8,092
Acquisition, development and other pursuit costs	93	69	550	162
Impairment charges	—	3	—	101
Total expenses	59,179	41,551	147,110	126,919
Gain on real estate dispositions	4,699	—	4,699	—
Operating income	15,378	7,329	33,214	22,962
Interest income	5,710	2,545	16,622	7,152
Interest expense on indebtedness	(8,828)	(4,677)	(22,205)	(13,547)
Interest expense on finance leases	(228)	—	(340)	—
Equity in income of unconsolidated real estate entities	—	—	273	—
Loss on extinguishment of debt	—	(11)	—	(11)
Change in fair value of interest rate derivatives	(530)	298	(3,926)	1,256
Other income	362	65	426	233
Income before taxes	11,864	5,549	24,064	18,045
Income tax benefit	199	120	339	552
Net income	12,063	5,669	24,403	18,597
Net income attributable to noncontrolling interests in investment entities	(960)	—	(640)	—
Preferred stock dividends	(1,234)	—	(1,388)	—
Net income attributable to common stockholders and OP Unit holders	$9,869	$5,669	$22,375	$18,597

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)
Net income attributable to common stockholders and OP Unit holders	$9,869	$5,669	$22,375	$18,597
Depreciation and amortization(1)	15,044	10,196	38,291	28,653
Gain on operating real estate dispositions(2)	(3,220)	—	(3,220)	—
FFO attributable to common stockholders and OP Unit holders	$21,693	$15,865	$57,446	$47,250
Acquisition, development and other pursuit costs	93	69	550	162
Impairment of intangible assets and liabilities	—	3	—	101
Loss on extinguishment of debt	—	11	—	11
Amortization of right-of-use assets - finance leases	107	—	168	—
Change in fair value of interest rate derivatives	530	(298)	3,926	(1,256)
Normalized FFO available to common stockholders and OP Unit holders	$22,423	$15,650	$62,090	$46,268
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.13	$0.09	$0.31	$0.29
FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.29	$0.24	$0.81	$0.74
Normalized FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.30	$0.24	$0.87	$0.72
Weighted average common shares and units - diluted	74,543	66,362	71,256	64,052
________________________________________

(1) The adjustment for depreciation and amortization for the nine months ended September 30, 2019 includes $0.2 million of depreciation attributable to the Company's investment in One City Center from January 1, 2019 to March 14, 2019, which was an unconsolidated real estate investment during this period. Additionally, the adjustment for depreciation and amortization for the three and nine months ended September 30, 2019 excludes $0.4 million and $0.8 million, respectively, of depreciation attributable to the Company's joint venture partners.

(2) The adjustment for gain on operating real estate dispositions for the three and nine months ended September 30, 2019 excludes the portion of the gain on Lightfoot Marketplace that was allocated to our joint venture partner and excludes the gain on sale of a non-operating land parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684